                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     [COMMUNITY BANCSHARES, INC. LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          ----------------------------

         You are cordially invited to attend the Annual Meeting of stockholders of Community Bancshares, Inc. (the "Company"), which will be held at the Administrative Building of Community Bank headquarters, Highway 231 South, Blountsville, Alabama, on Thursday, April 22, 1999 at 10:00 a.m., local time. The Annual Meeting will be held for the following purposes:

         1. The election of Denny G. Kelly, Kennon R. Patterson, Sr., Merritt M. Robbins and R. Wayne Washam as Class III directors;

         2. Ratification of the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP, to serve as independent auditors of the Company and its subsidiaries for the year ending December 31, 1999;

         3. Approval and adoption of an Amended and Restated Certificate of Incorporation, which will (i) consolidate all previous amendments to the Company's existing Certificate of Incorporation; (ii) restate the purpose of the Company to eliminate certain narrow and specific purposes; (iii) provide for classification of the Board of Directors, comparable to a provision currently contained in the Company's Bylaws; (iv) limit ability of stockholders to take action only through duly called annual or special meetings; (v) require an 80% "super-majority" stockholder vote to approve the repeal, amendment or adoption of certain provisions of the Amended and Restated Certificate of Incorporation; (vi) specify procedures for the removal of directors and filling vacancies on the Board of Directors, and (vii) enhance, under certain circumstances, the Company's ability to indemnify directors and officers and limit the personal liability of its directors;

         4. Consideration of a stockholder proposal to amend the Company's Bylaws to restrict the composition of the Board of Directors to independent directors;

         5. Consideration of a stockholder proposal to amend the Company's Bylaws to declassify the Board of Directors; and

         6. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 15, 1999 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.

         You will soon receive a Proxy Statement from us that contains further information about the Company and the matters to be acted upon at the Annual Meeting. We will also be sending you a proxy card, which you may complete, date, sign and return to us to ensure that your shares are voted, whether or not you plan to attend the Annual Meeting in person. If you need assistance in completing your proxy card or have any questions, please call me at (205) 429-1000.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF ITEMS 1, 2 AND 3 ABOVE, AND A VOTE "AGAINST" ITEMS 4 AND 5 ABOVE.

                                         By Order of the Board of Directors,

                                         /s/ Bishop K. Walker, Jr.
                                         Secretary

Blountsville, Alabama
April 2, 1999

                     [Community Bancshares, Inc. letterhead]


                                  April 2, 1999


Dear Stockholder:

         As the current members of the Board of Directors of Community Bancshares defend themselves from an unwarranted assault by a small group of disgruntled shareholders and former board members, they feel you should be aware of certain information pertaining to your investment in your Company.

         For example, the Company's leadership has not only protected your investment but also increased your stock dividends by 100% in just the past two years. That is a record envied by every bank holding company in Alabama and the nation. The value of your shares has more than doubled from $9.00 in 1996 to $20 by the end of 1998, including the effect of a two-for-one stock split.

         These numbers certify that the management and directors of Community Bancshares have been exceedingly responsible stewards of your investment and your trust. They deserve your continued support so they can go on serving you with superior investment results and your community with superior banking services.

         In the past 14 years, Community Bancshares has enjoyed dramatic growth, from one bank with $38 million in total assets to an important bank holding company of 30 banking offices, 12 finance offices, and an insurance agency with a subsidiary serving 140 independent insurance agents in Alabama. Community Bancshares has total assets of more than $600 million - an increase of over 1,500 percent during the 14-year period. This is an enviable record of growth for any bank holding company.

         The leadership has not only guided the Company through a period of dynamic expansion, it has also brought remarkable growth of more than 20% in assets, total deposits and net loans in the past year alone. Since 1987, the Company has acquired seven banking offices. Of these, four have more than tripled their assets under the management team of Community Bancshares. One bank started in a trailer and now has approximately $75 million in assets.

         Even the members of the Corr family, including those who are instigators of the assault on the present Board of Directors, have seen their total investments in the Company grow from less than $2 million to $8 million in the past dozen years. Is there any question why they would like to take control of such a successful, profitable and well-run enterprise?

         Yet, the leadership that has brought this energetic growth and profitability to your Company, particularly that of board chairman and chief executive officer Kennon R. Patterson, has come under a false and misleading personal and professional attack that is unfounded and uncalled for.

Ken Patterson, son of a cotton mill hand, is an Army veteran, husband, father, churchman, education supporter and vital community leader. He has some 35 years of experience in the fields of finance and banking, with both local and national corporations. Other members of the Board of Directors bring an equally high degree of expertise and professionalism to their positions.

         Ken Patterson's standards of community banking are as high as his own standard of conduct and are instilled throughout the Company. He has never and would never commit an unethical act. He has been exceptionally supportive of local businesses, local farmers and local churches, keeping the banks - and their money - within their trade area. You can be proud that as a major employer in the region, your Company contributes generously to the economic progress and well-being of your community.

         In short, Ken Patterson is a self-made man who came up the hard way, with the love and support of a strong family, loyal friends and long hours on the job. He did not inherit his wealth and success. He earned it.

         Any objective reading of the record clearly demonstrates the vision and strength of the present management and board of directors. Those who would state otherwise with false and misleading character assaults do themselves, their families and their communities a great disservice; and they underestimate the intelligence and integrity of the shareholders, customers and employees of Community Bancshares, Inc.



                                         Yours truly,



                                         /s/ Bishop K. Walker, Jr.,
                                         Secretary for the Board of Directors
                                         Community Bancshares, Inc.






CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE SECURITIES AND EXCHANGE
COMMISSION: Community Bancshares, Inc. (the "Company") will be soliciting proxies for the upcoming Annual Meeting of Stockholders of the Company to vote for election of the Board of Directors' nominees to serve as directors of the Company and for approval of the Company's proposals. Such proxies will be voted against proposals that may be presented at the Annual Meeting by certain members of the so-called Stockholders for Integrity and Responsibility. The following individuals, each of whom is a member of the Board of Directors of the Company, may be deemed to be participants in the solicitation of such proxies and, as of March 1, 1999, beneficially owned the number of shares of the Company's common stock indicated: Glynn Debter, 37,067 shares; Roy B. Jackson, 5,000 shares; Denny G. Kelly, 370,000 shares; John J. Lewis, Jr., 43,667 shares; Loy McGruder, 58,022 shares; Hodge Patterson, III, 80,077 shares; Kennon R. Patterson, Sr., 863,456 shares; Merritt M. Robbins, 184,908 shares; Robert O. Summerford, 116,867 shares; Bishop K. Walker, Jr., 569,479 shares; and R. Wayne Washam, 39,069 shares.